Exhibit 6.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into this 29th day of September, 2021 (the “Effective Date”), by and between [***], with an address at [***] (“Owner”), and Masterworks Gallery, LLC, with an address at 53 Beach Street, New York, New York 10013 (“Agent”). Owner is acting on behalf of himself and is the sole legal and beneficial owner of the work of art described on Exhibit B attached hereto and incorporated herein by this reference (the “Work”). Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 079 Segregated Portfolio (“Buyer”), and has the authority to buy the Work on behalf of Buyer. Owner has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Owner on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Sale. Owner agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Owner, subject to the terms and conditions set forth in this Agreement.

2. Purchase Price and Manner of Payment. The purchase price for the Work is One Million Nine Hundred and Fifty Thousand Dollars ($1,950,000) (the “Purchase Price”). The Purchase Price shall be paid as follows: (i) a non-refundable deposit in the amount of Three Hundred Thousand Dollars ($300,000) shall be paid within five (5) business days of the execution of this Agreement (the “First Installment”), and (ii) the remaining One Million Six Hundred Fifty Thousand Dollars ($1,650,000) of the Purchase Price (the “Final Installment”) shall be paid within 120 days of the full execution of this Agreement. For the avoidance of doubt, the obligation to pay the Final Installment is expressly conditioned on Buyer’s ability to inspect the Work prior to the Closing Date. Agent shall pay the Purchase Price to Owner by wire transfer in accordance with the wire instructions listed in the invoice attached hereto as Exhibit B, which shall be verbally confirmed by Alyssa Laverda on behalf of the Buyer and [***] on behalf of Owner prior to payment to Owner.

3. Representations and Warranties.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Owner represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1.  Owner, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of himself, to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit C to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2.  The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit B.

3.1.3.  Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4.  The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Owner has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5.  Owner is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit B attached hereto. Owner has provided Agent with all information in Owner knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work.

3.1.6.  The condition of the Work is, and shall be upon the Closing Date and delivery and acceptance by Buyer at the Delivery Location (as defined in Section 7 below), substantially in the condition reflected in the Condition Report (as defined in Section 9 below).

3.1.7.  The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8.  The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2.  Owner does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Owner of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Owner contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Owner’s representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Owner’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. Storage and Care of the Work.

4.1. The Work is currently stored at [***]. Within seven (7) business days of the receipt of the First Installment, Owner shall pack the Work and finalize arrangements for delivery to Delaware Freeport located at 111 Alan Drive, Newark DE 19711 (“Delaware Freeport”) by no later than October 15, 2021 or such other date as mutually agreed upon by the Parties, and the Work will remain in an account at Delaware Freeport under the name and control of Owner before the Closing Date (as defined in Section 6 below). Owner shall not otherwise relocate the Work.

4.2.  Owner agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is accepted by Buyer on the Closing Date. Any damage to the Work must be reported immediately to Agent. Owner will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. Insurance. Owner shall arrange and pay for the Work to be insured under Owner’s blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Owner to Buyer following both (i) Buyer’s acceptance of the Work in Agent’s account at the Delaware Freeport and (ii) payment by Buyer of the full Purchase Price. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a “loss payee” on such policy in the amount of its deposit and Owner will issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Owner’s cost for the duration of the Agreement until the Closing Date (as defined in Section 6 below). On or before the date of payment of the First Installment, Owner shall provide Agent with a certificate of insurance evidencing Owner’s insurance coverage and naming Buyer as an additional insured and loss payee.

6. Title. The “Closing Date” shall mean the date upon which Agent pays the Purchase Price to Owner. On the Closing Date, subject only to Agent’s payment of the Purchase Price in accordance with this Agreement, Owner hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Owner shall deliver to Agent a signed copy of the Bill of Sale and the certificate of authenticity from the artist for the Work. For a period of one (1) year hereafter, Owner hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities.

7. Delivery and Expenses. Within five (5) business days of the Closing Date, if Owner has not already done so, Owner shall arrange for the Work to be transferred from Owner’s account at Delaware Freeport to Agent’s account at Delaware Freeport. Owner shall be responsible for arranging packing, shipping and insuring the Work from [***] to its account at Delaware Freeport, and insuring the Work until the Closing Date. Agent agrees to pay or reimburse Owner for all third-party costs and expenses relating to packing and shipping the Work to Delaware Freeport and storage of the work at Delaware Freeport pursuant to this Agreement, provided that all shipping and packing costs shall be confirmed in advance in writing by Agent.

8. Third-Party Commissions. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Owner as a result of the transaction contemplated by this Agreement. Owner shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement.

9. Inspection. Buyer inspected the Work at [***] on September 16, 2021 (the “Inspection”) and a report of the condition of the Work is attached hereto as Exhibit A. Agent shall be responsible for the cost of such Inspection. When the Work is delivered to Delaware Freeport, Delaware Freeport shall prepare a condition report (the “Second Condition Report”) to confirm the condition of the Work matches the condition reflected in the Condition Report. Buyer agrees to reimburse Owner for the cost of preparing the Second Condition Report. Owner shall provide the Second Condition Report to Buyer within one (1) business day of receiving it from Delaware Freeport.

10. Security Interest.  Owner grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Owner, Buyer, to the extent of Buyer’s security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code.

11. Termination with Cause. In the event of: (i) a breach or alleged breach of this Agreement by Owner; (ii) the falsity or material inaccuracy, actual or alleged, of any of Owner’s representations or warranties contained in this Agreement, (x) Buyer shall have the right to terminate this Agreement, and Owner shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Owner under this Agreement, and (y) upon receipt of such funds, Buyer will release the Work to Owner, unless prevented by law from doing so.

12. Miscellaneous. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Owner, the terms of this Agreement shall control. Owner agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Owner may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

OWNER:

[***]

AGENT:

Masterworks Gallery, LLC

By:	Masha Golovina
Its:	Director

[Signature Page to Purchase Agreement]

EXHIBIT A

CONDITION REPORT

(Attached)

EXHIBIT B

INVOICE

Invoice # IN1580
Sept. 28, 2021

Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC on behalf of its 079 Segregated Portfolio
Address: 53 Beach Street, New York, NY, 10013

Shipping Address, Delivery to Delaware (no tax added).:
Delaware Freeport
111 Alan Dr. Newark, DE 19711 United States

Yayoi
Kusama
Sea
in
the
evening
glow

Acrylic on Canvas
130 X 89.4 cm
1995

Total:	**USD$**	**1,950,000.00**

Wire Instructions: [***]

EXHIBIT C

BILL OF SALE

Dated: ________________, 2021

Sold by:	[***]	(“Owner”)
Sold to:	Masterworks Cayman SPC, On behalf of its 079 Segregated Portfolio 53 Beach Street New York, New York 10013	(“Buyer”)

Work sold:	Artist:	(the “Work”)
	Title:
	Medium:
	Size:
	Date:

Retail Price:	$1,950,000
NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$1,950,000

For value received, Owner acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Purchase Agreement by and between Owner and Masterworks Gallery, LLC dated September 27, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

OWNER:

[***]

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